Exhibit 10.67

May 30, 2000

HAND DELIVERED

Mr. Todd W. Schorr

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Dear Todd:

I am pleased to confirm the terms of the offer of employment to you at Allied Worldwide, Inc.’s (“Allied”) offices in Naperville, Illinois.  The offer is as follows:

Position:  Senior Vice President, Human Resources for Allied Worldwide, Inc. reporting to Jeff Gannon, President and CEO.  You will also participate as a member of the Corporate Executive Council.

Salary:            $175,000 per year, payable in bi-weekly installments.  For the first year, there will be a signing bonus of $25,000 paid within thirty (30) days after your start of employment.  All payments are subject to taxes and other withholdings which may be required.

Start Date:                                        June 15, 2000.

Annual Bonus:               You will be eligible to participate in Allied’s Management Incentive Program with a projected annualized target bonus of 80% of base salary, which can be exceeded for extraordinary performance.  Your first year of participation will be prorated from June 1, 2000, provided your start date is no later than June 15, 2000.

Long-Term Performance Plan:                                   You will also be eligible to participate in a new long-term performance plan, on a prorated basis, under which you can receive up to $150% of your average age annual compensation (defined as salary and incentive compensation actually received in respect of 2000, 2001 and 2002), if the pre-established performance criteria are achieved.

Stock:               You will be provided the opportunity to purchase up to 2,000 shares of common stock of Allied Worldwide, Inc. at the fair market value of such stock, established by the Board of Directors at that time.  The last valuation established by the Board was $142 per share.  Your purchase shall be made pursuant to a management stock subscription agreement substantially similar to those in effect for other officers of Allied which shall state the terms and conditions upon which your shares are subject to repurchase in the event of your termination of employment.

Stock Options:                 Subject to your purchase of at least 50% of all of the stock offered to you, you will receive 2,000 stock options which will vest ratably over five years.  In addition, you will receive 2,000 performance options which will vest upon the achievement of performance objects tied to Allied’s EBITDA from year to year.

Company Car:                     During your employment, you will be provided with a car allowance, to the extent any such program is then in effect for Allied officers at your level.

Benefits:                    You will be entitled to participate in all health, welfare and other benefits available to executives of the company.  Those benefits will be described in the benefit documents being forwarded to you under separate cover.

Severance:                                      In the event you are involuntarily terminated by the company without cause, you will be entitled to receive continued payments of your base salary and health benefits until the earlier of one year after termination or until you obtain new employment.  These continued payments would be subject to signing of a general release and standard provisions regarding non-solicitation of employees, agents and customers.

Additional Terms:                                                This offer is contingent upon:

(a)                                  Your not being subject to any contract that would be violated by your employment with Allied.

(b)                                 Your successful completion of a drug/alcohol screening prior to your start date.

I have enclosed a copy of this offer letter for your records.  Please execute the original as indicated below and return it to me in the enclosed envelope.

On behalf of Jeff and the leadership, we would like to welcome you to the Allied Worldwide team.  We are very excited about your joining our company and look forward to working with you.  If you have any questions, please do not hesitate to call me at
630/717-4743.

Sincerely,

/s/ RALPH A.FORD
Ralph A. Ford

ck

enclosures

c:                                       Jeffrey P. Gannon

President

Allied Worldwide, Inc.

215 W. Diehl Road

Naperville, IL  60563

Keith Meyer/Egon Zehnder International–VIA FAX-312/782-2846

ACCEPTED AND AGREED TO THIS 30th day of May, 2000.

/s/ TODD W. SCHORR
TODD W. SCHORR